Pricing Supplement No.14                 Dated July 30,2003                  Rule 424(b)(3)
CUSIP #:15405C CT 7                                                                    File No. 333-36456
(To Prospectus dated May 16, 2000)

CENTRAL MAINE POWER COMPANY

Medium-Term Notes, Series E
(Fixed Rate)

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this pricing supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

____________________________________________________________________________________________
Principal Amount: $35,700,000	Trade Date: July 30, 2003 Maturity Date: August 1, 2013
Price to issuer: $100.00	Original Issue Date: August 4, 2003

Interest Rate: 5.10%	Form: [X] Book-Entry [ ] Certificated [ ] Both

         If the Original Issue Date falls within the 15-day period preceding September 1st or March 1st, the Interest Payment Dates shall be:
         1st coupon payment September 2, 2003 and thereafter on March 1st and September 1st.
___________________________________________________________________________________________

Redemption:
[X]   The Notes cannot be redeemed prior to maturity
         The Notes may be redeemed prior to maturity

                           Redemption                     Redemption
                              Date(s)                           Price(s)

Repayment:
[X]   The Notes cannot be repaid prior to maturity at the option of the holders thereof
[  ]    The Notes may be repaid prior to maturity at the option of the holders thereof

                          Redemption                     Redemption
                              Date(s)                           Price(s)

Original Issue Discount Note:       [  ] Yes       [X] No
  Total Amount of OID:
  Yield to Maturity:
  Initial Accrual Period:

          As of the date of the issuance of the Notes covered hereby, after giving effect to the issuance thereof, and after giving effect to the principal amount of any Notes being concurrently or theretofore issued or retired there will be $305.7 million in aggregate principal amount of the Company's
Medium-Term Notes outstanding, all in Series E.